UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 13, 2014, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Merrimack Pharmaceuticals, Inc. (the “Company”) approved the annual performance-based cash bonus program for 2014 for the Company’s named executive officers (the “2014 Bonus Program”). The 2014 Bonus Program is comprised of the following three elements: (1) the achievement of specified annual corporate objectives; (2) the achievement of specified annual individual performance objectives; and (3) the support of the overall management of the Company and the creation of long-term value for the Company’s stockholders, which are referred to as the general management contribution.

The corporate objectives for 2014 generally focus on preparing for the commercialization of MM-398, advancing the Company’s clinical and preclinical pipeline and pursuing various business development opportunities.

The individual performance objectives for 2014 for each named executive officer generally relate to the following:

•	for Robert J. Mulroy, advancing the Company’s corporate objectives and submitting a new drug application for MM-398;

•	for William A. Sullivan, ensuring adequate funding for the Company and complying with all obligations as a public company;

•	for William M. McClements, developing the organizational capabilities and infrastructure necessary to support the Company’s growth;

•	for Ulrik B. Nielsen, advancing the Company’s preclinical and clinical product candidates; and

•	for Edward J. Stewart, building a commercial organization, preparing for the commercialization of MM-398 and supporting various business development opportunities.

The general management contribution of each named executive officer will be evaluated retrospectively and will broadly focus on overall contributions during the year to the improvement of processes and efficiency, the development of human and scientific capacity and the development and management of stakeholders, including partners, collaborators, investigators, stockholders and licensees, rather than on specific, pre-determined criteria.

Each named executive officer is eligible to receive an annual cash bonus under the 2014 Bonus Program up to a fixed percentage of his base salary. For 2014, Mr. Mulroy is eligible to receive an annual cash bonus of up to 50% of his 2014 base salary and each of Mr. Sullivan, Mr. McClements, Dr. Nielsen and Mr. Stewart is eligible to receive an annual cash bonus of up to 35% of his respective 2014 base salary.

For Mr. Mulroy, the Committee will weigh each of the three foregoing elements equally when determining the percentage of the annual cash bonus that he will receive.

For each of Mr. Sullivan, Mr. McClements, Dr. Nielsen and Mr. Stewart, the Committee will look at the three foregoing elements as a whole. If the Committee determines that the named executive officer has substantially satisfied the elements as a whole, then the named executive officer will receive his full annual cash bonus. On the other hand, if the Committee determines that the named executive officer has not substantially satisfied the elements as a whole, then the named executive officer will not receive an annual cash bonus.

Notwithstanding the foregoing, the Committee has the authority to, in its sole discretion, adjust the bonus percentage in connection with its review of the named executive officer’s performance and to modify the amount of the annual cash bonus above or below the amount calculated.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the 2014 Annual Meeting of Stockholders of Merrimack Pharmaceuticals, Inc. (the “Company”) held on May 13, 2014, the Company’s stockholders voted on the following proposals:

1. The nominees listed below were elected to the Company’s board of directors, each for a one year term ending at the Company’s 2015 annual meeting of stockholders.

Nominees	For	Withheld	Broker Non-Votes
Robert J. Mulroy	41,349,552	597,161	34,817,138
Gary L. Crocker	41,172,702	774,011	34,817,138
James van B. Dresser	41,355,769	590,944	34,817,138
Gordon J. Fehr	41,358,616	588,097	34,817,138
John Mendelsohn, M.D.	41,793,607	153,106	34,817,138
Sarah E. Nash	41,358,771	587,942	34,817,138
Michael E. Porter, Ph.D.	41,189,609	757,104	34,817,138
James H. Quigley	41,363,271	583,442	34,817,138
Anthony J. Sinskey, Sc.D.	41,323,356	623,357	34,817,138

2. The selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 was ratified.

For:	76,361,918
Against:	74,972
Abstain:	326,961

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: May 19, 2014	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie Vice President and General Counsel